Exhibit 16.1

May 8, 2009

U.S. Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, NW

Washington, DC  20549

RE: Instacare Corp.

       File No. 000-33187

       Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver & Martin, LLC was previously principal accountant for Instacare Corp. (the “Company”). On May 4, 2009, we were notified by the Company that we were dismissed as the principal accountant. We have read Item 4.01 of Form 8-K of Instacare Corp. and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver & Martin, LLC

411 Valentine Road, Suite 300

Kansas City, MO  64111

T 816-756-5525

F 816-756-2252